Exhibit 10.3

AMENDMENT TO LETTER AGREEMENT

This Agreement (the “Amendment”) is entered into by and between Daniel Gaudreau (the “Executive”) and Actuate Corporation, a Delaware corporation (the “Company”) as of December 5, 2014.

WHEREAS, on or about the date hereof, the Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Open Text Corporation, a Canadian corporation (“Parent”), and certain other parties, pursuant to which a subsidiary of Parent will merge with and into the Company (the “Merger”).

WHEREAS, in connection with and contingent on the effectiveness of the Merger (the “Effective Time”), the Company and the Executive have agreed to amend that certain letter agreement, dated as of July 24, 2014 by and between the Company and the Executive (the “Prior Agreement”).

NOW, THERFORE, in consideration of the foregoing premises and for good and valuable consideration, receipt of which is hereby acknowledged, the Executive and the Company, intending to be legally bound, hereby agree as follows:

1.	Terms used but not defined herein shall have the meanings ascribed to them in the Prior Agreement.

2.	At, and subject to the occurrence of, the Effective Time, the Executive shall be deemed to have an Involuntary Termination for all purposes under the Prior Agreement without any requirement for the Executive to provide notice to the Company, or resign, and regardless of whether the Executive’s employment with the Company is actually terminated at such time, and all references to the ‘date of termination’ or similar references in the Prior Agreement shall, for purposes of determining the consequences of the deemed Involuntary Termination, be deemed to refer to the Effective Time; provided, that the date the Executive actually terminates employment with the Company or its affiliates (for any reason) shall be deemed to be the date of termination for purposes of “Part Two—Section 3 (Continued Health Coverage)” of the Prior Agreement.

3.	For the avoidance of doubt, the Executive must execute and not revoke the Required Release in order to receive any Change in Control Severance Benefits in connection with the Executive’s deemed Involuntary Termination.

4.	At the Effective Time, the Executive shall have no other rights under the Prior Agreement, other than the rights to receive the payments and benefits to which the Executive is entitled to upon the Executive’s deemed Involuntary Termination (as described in this Amendment and subject to the terms and conditions of the Prior Agreement as amended by this Amendment), and the Executive shall not thereafter be entitled to any payments or benefits under the Prior Agreement or any severance payments or severance benefits under any other plan, policy or arrangement of the Company or its affiliates in which he may otherwise be entitled to participate, notwithstanding anything to the contrary in any such other plan, policy or arrangement. For the avoidance of doubt, the Executive shall be entitled to any payments under any vested restricted stock units subject to a deferral election.

5.	Each Company restricted stock unit that is subject to performance-based vesting conditions and held by the Executive as of the date hereof and as set forth on Section 2.08(c)(ii) of Company’s Disclosure Schedules to the Merger Agreement (the “Cancelled PSUs”), shall be cancelled as of the Effective Time without any consideration being payable by the Company, Parent, their affiliates or otherwise and that from and following the Effective Time, the Executive will have no further rights with respect to the Cancelled PSUs.

6.	If the Effective Time does not occur, this Amendment shall be void and of no force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment on the day and year first above written.

EXECUTIVE

/s/ Daniel Gaudreau
Daniel Gaudreau

ACTUATE CORPORATION

By:	/s/ Thomes E. McKeever
Name:	Thomas E. McKeever
Title:	Senior Vice President, General Counsel

[Signature Page to Amendment]